Exhibit 5.1
December 1, 2008
Board of Directors
American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Ladies and Gentlemen:
We are acting as counsel to American Public Education, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 amending its registration statement on Form S-1 (SEC File No. 333-155300) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to 4,227,952 shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company, of which 15,000 shares are to be sold by the Company (the “Primary Shares”) and 4,212,952 shares are to be sold by certain stockholders (the “Selling Stockholders”) named in the Registration Statement (the “Secondary Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:

Board of Directors
American Public Education, Inc.
December 1, 2008

1.	Upon due execution and delivery on behalf of the Company of certificates for the Primary Shares and upon receipt by the Company of the consideration for the Primary Shares specified in resolutions of the Board of Directors or the Pricing Committee of the Board of Directors, the Primary Shares will be validly issued, fully paid, and nonassessable.

2.	The Secondary Shares have been validly issued, and are fully paid and nonassessable
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON LLP
HOGAN & HARTSON LLP